Exhibit 107

Calculation of Filing Fee Tables

FORM F-4

(Form Type)

GameSquare Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, without nominal or par value	Other	11,515,301(2)	N/A	$17,174,872.01 (3)	0.00014760	$2,535.01
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$17,174,872.01		$2,535.01
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,535.01

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Estimated solely for the purposes of calculating the registration fee. The number of GameSquare Holdings, Inc. (“GameSquare”) common stock, without nominal or par value (“GameSquare Common Stock”), estimated to be issuable upon the completion of GameSquare Merger Sub I, Inc.’s (“Merger Sub”) merger with and into FaZe Holdings Inc. (“FaZe”) pursuant to the Agreement and Plan of Merger, dated October 19, 2023 (“Merger Agreement”), by and among GameSquare, Merger Sub and FaZe, and is based on the product of: (a) the sum of (i) 77,195,667 shares of common stock, par value $0.0001 per share, of FaZe (“FaZe Common Stock”) issued and outstanding as of November 30, 2023, (ii) 4,844,559 shares of FaZe Common Stock underlying all FaZe equity awards outstanding as of November 30, 2023, including options to purchase shares of FaZe Common Stock, each share of FaZe Common Stock subject to vesting, repurchase, or other lapse of restrictions and each FaZe restricted stock unit convertible into shares of FaZe Common Stock, and (iii) 5,923,267 shares of FaZe Common Stock issuable upon exercise of FaZe warrants outstanding as of as of November 30, 2023 (b) and 0.13091, the exchange ratio under the Merger Agreement described in the proxy statement/prospectus contained herein.

(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price is solely for the purpose of calculating the registration fee and was calculated based upon the market value of shares of FaZe Common Stock (the securities to be exchanged and cancelled in the Merger (as defined in the Merger Agreement)) as the product of: (i) $0.19525, the average of the high and low prices per share of FaZe Common Stock as of December 6, 2023, as quoted on the Nasdaq Stock Market (within five business days prior to the date of the filing of this Registration Statement on Form F-4), and (ii) 87,963,493 shares of FaZe Common Stock expected to be cancelled in exchange for shares of GameSquare Common Stock in upon completion of the Merger.